                                                                    EXHIBIT 10.3

                           SECOND AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 1st day of April, 2000 (the "Agreement Date"), by and between RSA Security Inc., a Delaware corporation ("Employer"), and Charles R. Stuckey, Jr. ("Employee").

         WHEREAS, Employer and Employee are parties to an Amended and Restated Employment Agreement, dated as of November 1, 1997, as amended by Amendment No. 1 thereto, dated as of March 4, 1999 (as amended, the "1997 Agreement");

         WHEREAS, Employer and Employee are desirous of Employee assuming the role of Chairman of the Employer's Board of Directors (the "Board of Directors") and President of RSA Capital Inc., a wholly owned subsidiary of Employer ("RSA Capital");

         WHEREAS, Employer and Employee are desirous of amending and restating the 1997 Agreement to reflect Employee's roles as Chairman of the Board of Directors and President of RSA Capital for the period, and on the terms and conditions, set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions herein contained, the parties hereby agree that the 1997 Agreement is amended and restated in its entirety to read as follows:

Section 1.        EMPLOYMENT.

         Employer hereby agrees to continue to employ Employee, and Employee accepts such continued employment, according to the terms and conditions set forth in this Agreement.

Section 2.        TERM.

         The initial term of this Agreement (the "Initial Term") shall be for a period commencing on April 1, 2000 and continuing through March 31, 2001. Thereafter, this Agreement shall be automatically renewed for additional 90 day periods (each, a "Renewal Term") on the same terms and conditions (except as may be otherwise mutually agreed to in writing by the parties) unless either party gives the other written notice of non-renewal at least sixty (60) days prior to the expiration of the then-current term. Notwithstanding the foregoing, the Employment Period (as defined below) may be terminated at any time upon the occurrence of any one of the following events: (i) Employee's decision to resign pursuant to Section 9 of this Agreement, (ii) Employer's decision to terminate Employee, either "for cause" or other than "for cause" pursuant to Section 9, or
(iii) the parties' agreement in writing to terminate the Agreement. The period of time between the commencement and termination of Employee's employment shall be referred to herein as the "Employment Period."

Section 3.        POSITION AND SERVICES.

         (a) Employee will occupy the position of Chairman of the Board of Directors of and be a member of the Board of Directors, subject to the terms of the Employer's Third Restated Certificate of Incorporation as amended from time to time. In addition, Employee will occupy the position of President of RSA Capital. Any subsequent substantial diminution in the position, office or duties of Employee (other than any such diminution resulting from either a Reduced Employment Status (as such term is defined in Section 10 hereof) or a Change in Control (as such term is defined in Section 13 hereof)) or material breach by the Employer of its obligations under this Agreement shall be deemed a termination of this Agreement other than "for cause" as defined in Section 9 hereof. Employee will report directly to the Board of Directors and shall have such duties and responsibilities as are set forth in the Employer's Amended and Restated By-Laws, as amended from time to time, and, with respect to the Employee's position as President of RSA Capital, RSA Capital's By-laws, which duties and responsibilities shall include, but not be limited to:

                  (i) performing such duties and possessing such powers as are assigned to him by the Board of Directors in Employee's position as Chairman of the Board of Directors;

                  (ii) having general charge and supervision of the business of RSA Capital in Employee's position as President of RSA Capital; and

                  (iii) such other duties and responsibilities as shall be defined by the Board of Directors.

         (b) Except as otherwise provided in Section 10, Employee will be expected to be in the full-time employment of Employer, to devote substantially all of his business time and attention, and exert his best efforts, to the performance of his duties hereunder, and to serve Employer diligently and to the best of his ability. Except as otherwise provided in Section 10, during the Employment Period, the Employee shall devote his full business time to the business and interests of the Employer; provided, that, except to the extent set forth in the Prior Agreements (as such term is defined in Section 8 hereof), nothing set forth herein shall prohibit the Employee from engaging in other activities to the extent that such activities do not impair the ability of the Employee to perform his duties and obligations under this Agreement.

Section 4.        COMPENSATION.

         The Employer shall pay to the Employee an initial base salary (the "Base Salary") at an annual rate of not less than $318,000, subject to deductions for social security, state payroll and unemployment and all other legally required or authorized deductions and withholding. Employee's salary shall be payable at the same time and basis as Employer pays its payroll in general. The Board of Directors shall review Employee's Base Salary during the Employment Period in January 2001 and thereafter on an annual basis in light of competitive compensation practices for the

Employee's then current role and responsibilities. The base salary for 2001 shall be at an annual rate of not less than $318,000, provided that Employee continues to be in the full-time employment of Employer. The Employee shall have the right, by written notice to the Employer within thirty (30) days following any decrease in Employee's Base Salary at any time during the Employment Period, except in the event of a Reduced Employment Status, to treat such reduction as a termination of this Agreement other than "for cause" as defined in Section 9 hereof.

Section 5.        INCENTIVE PAYMENTS.

         In addition to the Base Salary payable pursuant to Section 4 hereof, Employee shall be entitled to annual performance bonuses if Employee satisfies agreed-upon discrete goals/objectives to be contained in an annual incentive plan for the Employee to be established by the Board of Directors in consultation with Employee on an annual basis. The component of the annual performance bonus attributable to Employee's role as Chairman of the Board of Directors shall be based on agreed-upon discrete goals/objectives of Employer, which component shall represent 25% of Employee's annual performance bonus. The component of the annual performance bonus attributable to Employee's role as President of RSA Capital shall be based on agreed-upon discrete goals/objectives of RSA Capital, which component shall represent 75% of Employee's annual performance bonus. If agreed upon by both Employer and Employee, the form of bonus compensation attributable to Employee's role as President of RSA Capital may be modified to include interests in any fund(s) of RSA Capital. The Employee's incentive plan for 2000 is attached as EXHIBIT A hereto.

Section 6.        DEATH OR DISABILITY DURING EMPLOYMENT.

         If Employee is prevented from performing his duties hereunder by reason of illness or injury for a period of (i) four or more consecutive months or (ii) six months during any 12-month period as determined by a recognized physician chosen by Employer and acceptable to Employee (the applicable date when either of such disabling events shall occur being hereinafter referred to as the "Effective Date of Disability"), or if Employee dies during the Employment Period, Employer shall pay to the Employee, if the Employee is disabled, or to Employee's spouse, the Executors under Employee's Last Will and Testament duly admitted to probate within one year of his death or the Employee's heir at law, if the Employee dies, in addition to such amounts (if any) as may be payable pursuant to any short- or long-term disability or life insurance policies then in effect and maintained by the Employer with respect to the Employee ("Disability Policies"), the compensation which would otherwise be payable to the Employee under this Agreement through the end of the month in which the Employee's Effective Date of Disability or death occurs, or, in the case of disability (and assuming any Disability Policies are currently in effect) such later date as the Employee would, if eligible, be entitled to receive benefits under such Disability Policies. In addition, the Employer shall pay, at the time when such bonus would normally be paid, all bonus payments under Section 5 hereof which the Board of Directors, in good faith, believed that the Employee was entitled to in respect of the year in which the Effective Date of Disability or death occurred.

Section 7.        BENEFITS; EXPENSES.

         (a) The Employee shall be entitled to receive the same standard employment benefits as other executives of the Employer receive. The Employee shall be entitled to fully participate in all of the Employer's future employee benefit programs in accordance with their then-existing terms. The Employee shall be entitled to reimbursement for all approved reasonable travel and other business expenses incurred by the Employee in connection with his services to the Employer pursuant to the terms of this Agreement. All business expenses for which the Employee seeks reimbursement from the Employer shall be adequately documented by the Employee in accordance with the Employer's procedures covering expense reimbursement and in compliance with the regulations of the U.S. Internal Revenue Service.

         (b) The Employee shall be entitled to five weeks of vacation during each year of the Employment Period. The Employee may accrue and carry forward vacation time to future years; provided, however, that in no event may the Employee carry forward into any year in excess of five weeks of accrued paid vacation time.

Section 8.        CONFIDENTIALITY; NON-COMPETITION.

         The parties acknowledge that the Employee has previously entered into a Non-Competition Agreement and a Nondisclosure and Developments Agreement, each initially dated as of February 13, 1987 and amended and restated as of November 1, 1997 (together, as amended and restated, the "Prior Agreements"), in connection with the Employee's employment by the Employer. The Prior Agreements are each incorporated herein by this reference and made a part hereof as if set forth herein in their entirety. The parties hereby agree that the Non-Disclosure and Non-Competition Covenant, dated as of February 13, 1987, by and between the Employer and the Employee was terminated and of no further force and effect as of November 1, 1997.

Section 9.        TERMINATION.

         This Agreement does not grant the Employee any right or entitlement to be retained by the Employer, and shall not affect or prejudice the Employer's right to discharge the Employee in accordance herewith. The Employee may terminate this Agreement at any time during the Initial Term upon sixty (60) days' prior written notice to the Employer. The Employer may terminate this Agreement "for cause" (as defined below) at any time upon thirty (30) days' prior written notice to the Employee. Employee shall, during such 30-day period, be given an opportunity to defend the basis or facts giving rise to the notice. The Employer may terminate this Agreement other than "for cause" at any time during the Initial Term upon sixty (60) days' prior written notice to the Employee. Either party may terminate this Agreement at any time during the Renewal Term upon ninety (90) days' prior written notice to the other party. If Employee is terminated either "for cause" or for reasons other than "for cause," Employee shall be entitled to the following severance payments:

         (i) If termination occurs by the Employer other than "for cause," then the following severance payments (less applicable deductions for social security, payroll and other applicable taxes) and related arrangements will be made:

                  (a) cash payments at the Employee's current monthly Base Salary at the time of termination (less applicable deductions) for a period of 24 months commencing with the month immediately succeeding the month during which the 30-day period after the giving of notice shall have ended (the "Effective Date of Termination"); provided, however, that if termination occurs by the Employer other than "for cause" after March 31, 2001, then cash payments at the Employee's current monthly Base Salary at the time of termination (less applicable deductions) shall be for a period of 12 months commencing with the month immediately succeeding the Effective Date of Termination;

                  (b) in addition to (a) above, normal employee medical and insurance benefits will be continued on an insured basis for the Employee and for the Employee's spouse at the Effective Date of Termination ("Spouse") until the later to occur of (i) Employee's death or (ii) the Spouse's death, provided that medical benefits provided to the Employee and the Spouse pursuant to this subparagraph (b) may be reduced from time to time to the extent that medical benefits are provided through Medicare or through any other employer following the Effective Date of Termination;

                  (c) to the extent that all or any stock options granted to Employee shall not have vested as of the Effective Date of Termination, then all such stock options shall automatically vest;

                  (d) the Employer shall pay to the Employee, in a single lump sum payment within 30 days following the Effective Date of Termination, an amount equal to a pro rata portion of the Employee's current monthly Base Salary at the time of termination (less applicable deductions) with respect to the month in which the Effective Date of Termination occurs based upon the number of days elapsed in such month prior to the Effective Date of Termination;

                  (e) the Employer shall pay to the Employee, in a single lump sum payment within 30 days following the Effective Date of Termination, an amount equal to the greater of (i) a pro rata portion of the bonus payable to the Employee pursuant to Section 5 of this Agreement with respect to the year in which such termination shall have occurred, calculated at 100% of the Employee's target bonus amount, and (ii) a pro rata portion of the actual bonus payable to the Employee pursuant to Section 5 of this Agreement with respect to the year in which such termination shall have occurred (assuming the Employee had been employed by the Employer the entire year);

                  (f) the Employer shall reimburse the Employee for any reasonable legal expenses incurred by the Employee in connection with the termination of the Agreement (excluding any expenses incurred in contesting any such termination, but including without limitation any reasonable legal expenses incurred by the Employee in connection with the negotiation, execution and delivery of the Consulting Agreement referred to in (g) below); and

                  (g) the Employer shall negotiate in good faith with the Employee regarding the retention of the Employee by the Employer as a consultant for the one-year period following the Effective Date of Termination pursuant to a Consulting Agreement to be entered into by the Employer and the Employee.

         (ii) If Employee is terminated by the Employer "for cause," the Employer shall (a) provide the Employee with normal employee medical and insurance benefits for a period of six months following the Effective Date of Termination, and (b) pay to the Employee an amount equal to a pro rata portion of any bonus payable to the Employee pursuant to Section 5 of this Agreement with respect to the year in which such termination shall have occurred based on the number of days elapsed in such year prior to the Effective Date of Termination. Except as set forth in the prior sentence, in the event of a termination for cause, the Employee shall not be entitled to any salary, severance or other payments or any benefits of any kind beyond the Effective Date of Termination. Termination "for cause" as used herein, and as determined by the Board of Directors, shall include only the following Employee behavior:
                  (1) any act committed by Employee which shall represent (x) a breach in any material respect of any of the terms hereof or
                  (y) a material breach of fiduciary duty to the Employer and/or all of its stockholders under the laws of the State of Delaware; (2) willful failure to carry out reasonable assigned duties; (3) gross negligence, consisting of wanton and reckless acts or omissions in the performance of Employee's duties to the material detriment of Employer; (4) addiction to drugs or chronic alcoholism which impairs the Employee's ability to carry out his obligations under this Agreement; or
                  (5) any conviction of the Employee of a felony which is subject to a jail sentence of at least three months; provided, that in the case of a termination for cause pursuant to clause
                  (1), (2) or (3) of this paragraph (ii), the Employee shall be provided with not less than 30 days' written notice thereof from the Board of Directors or the Compensation Committee of the Board of Directors and an opportunity to cure such event to the reasonable satisfaction of the Board of Directors.

         (iii) If Employee voluntarily resigns, then the following severance payments (less applicable deductions for social security, payroll and other applicable taxes) and the related arrangements will be made:

                  (a) normal employee medical and insurance benefits will be continued on an insured basis for the Employee and for the Spouse until the latter to occur of (i) Employee's death or (ii) the Spouse's death, provided that medical benefits provided to the Employee and the Spouse pursuant to this subparagraph (a) may be reduced from time to time to the extent that medical benefits are provided through Medicare or through any other employer following the Effective Date of Termination;

                  (b) the Employer shall pay to the Employee, in a single lump sum payment within 30 days following the Effective Date of Termination, an amount equal to a pro rata portion of the Employee's current monthly Base Salary at the time of termination (less applicable deductions) with respect to the month in which the Effective Date of Termination occurs based upon the number of days elapsed in such month prior to the Effective Date of Termination; and

                  (c) the Employer shall pay to the Employee, in a single lump sum payment within 30 days following the Effective Date of Termination, an amount equal to a pro rata portion of the bonus payable to the Employee pursuant to Section 5 of this Agreement with respect to the year in which such termination shall have occurred (assuming the Employee had been employed by the Employer the entire year), calculated at 100% of Employee's target bonus amount.

Section 10.       REDUCED EMPLOYMENT STATUS.

         At any time during the Initial Term upon sixty (60) days' prior written notice to Employer, or at any time during the Renewal Term upon forty-five (45) days' prior written notice to Employer, Employee, in his sole discretion, may elect to continue his employment with the Employer, except in a reduced employment status with, among other factors, reduced time commitment and compensation (the "Reduced Employment Status"), to continue until the later of
(a) October 13, 2004 and (b) the first anniversary of the effective date of the Employee's notice pursuant to this Section 10. Under Reduced Employment Status, Employee shall be employed by the Employer in the positions of (i) Chairman Emeritus and, in that capacity, shall serve as a member of the Board of Directors and (ii) Executive Advisor and, in that capacity, shall be available at the Employer's request to advise management and perform such similar services as may be reasonably requested by the Employer, for a minimum of five hours per month, at the Employer's premises and under the Employer's supervision and control; provided, however, that if Employee is not reelected to serve as a member of the Board of Directors at any time during Employee's Reduced Employment Status, then Employee shall retain such title and provide such services as mutually agreed upon by Employer and Employee; it being further understood that Employee's employment during any period of Reduced Employment Status shall not, (i) without the Employee's consent, require more than 20 hours per month and (ii) without the Employer's consent, be less than five hours per month. For any required hours beyond this stated range, Employee's compensation shall be at a rate to be agreed upon by the Employee and Employer. While under Reduced Employment Status, Employee shall be paid a base salary of $75,000 per annum and shall continue to receive the medical and insurance benefits contemplated by Section 9(iii)(a). Upon electing Reduced Employment Status, Employee shall forfeit any right to continued vesting of any then unvested options granted to him on and after the Agreement Date; provided, however, that any then vested options shall continue to be exercisable as provided under their original terms.

Section 11.       BREACH OR VIOLATION OF AGREEMENT.

         Any controversy or claim arising out of, or relating to, this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties agree that a breach or violation of this Agreement will result in immediate and irreparable injury and harm to the other party, who shall have the right of an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder. In addition, the prevailing party in any arbitration or litigation relating to the interpretation or enforcement of this Agreement shall be entitled to reimbursement of all reasonable costs and expenses (including without limitation fees and expenses of counsel) incurred in connection therewith.

Section 12.       NOTICES.

         Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and, if mailed, sent by registered or certified mail, postage prepaid, with a copy delivered by an overnight courier service of recognized standing, to the party named at the address set forth below, or at such other address as each party may hereafter designate in writing to the other party:

                  Employer:  RSA Security Inc.
                             36 Crosby Drive
                             Bedford, MA  01730
                             Attn:  Secretary

                  cc:        Hale and Dorr LLP
                             60 State Street
                             Boston, MA  02109
                             Attn:  Hal J. Leibowitz, Esq.

                  Employee:  Charles R. Stuckey, Jr.
                             121 Woodbine Road
                             Carlisle, MA  01741

         Any such notices shall be deemed to have been delivered when served personally, or 28 hours after being mailed in the manner specified above.

Section 13.       CHANGE IN CONTROL EVENT.

         (a) If a Change in Control (as such term is defined below) shall have occurred, Employee shall be entitled, at his election, to receive, if he chooses to leave Employer's management at any time during the first 18 months after the effective date of the Change in Control, (a) a lump sum payment in an amount equal to two times his then-current monthly Base Salary (less applicable deductions) provided for in Section 4 hereof for a 12-month period, and (b) a pro rata portion of any bonus otherwise payable to the Employee pursuant to Section 5 of this Agreement with respect to the year in which such Change in Control shall have occurred, calculated at 100% of the Employee's target bonus amount, based on the number of days elapsed in such year prior to the Employee's last day of full-time employment with Employer.

         (b) In addition, all of the stock options granted to Employee which shall not have vested or which shall still remain exercisable as of the effective date of the Change in Control shall immediately thereupon automatically vest and be free from repurchase. However, notwithstanding any other provision of this Agreement, in the event that within two years after the Agreement Date, (i) a plan for a Change in Control is initiated, (ii) the Board of Directors desires that the transaction giving rise to such Change in Control be accounted for as a pooling of interests and (iii) this Section 13(b) is determined to prevent such transaction from being accounted for as a pooling of interests, then (x) this Section 13(b) shall be inapplicable to such transaction and (y) the provision set forth in the last sentence of the first paragraph of Section 12 of the 1997 Agreement shall instead apply.

         (c) For purposes of this Agreement, a "Change in Control" shall be deemed to have taken place if:

                  (i) there shall be consummated any consolidation or merger of Employer in which Employer is not the continuing or surviving corporation or pursuant to which shares of the Employer's capital stock are converted into cash, securities or other property, other than a consolidation or merger of Employer in which each holder of the Employer's capital stock immediately prior to the consolidation or merger has upon consummation of the consolidation or merger the same proportionate ownership of each class or series of capital stock of the surviving corporation as such holder had of each class or series of the Employer's capital stock immediately prior to the consolidation or merger, or any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Employer; or

                  (ii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall after the Agreement Date become the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of securities of Employer representing more than 50% of the voting power of all then outstanding securities of Employer having the right under ordinary circumstances to vote in an election of the Board of Directors (for purposes of this clause (ii), any securities of Employer that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person).

Section 14.       EXERCISE OF STOCK OPTIONS.

         (a) Subject to the provisions of Section 13 hereof, upon the termination of the Employment Period, Employee shall have the following periods during which to exercise all then vested stock options having a grant date on or before November 1, 1997:

                  (i) if Employee voluntarily resigns, Employee shall have 60 days from the date of resignation during which to exercise such vested options; and

                  (ii) if there is a termination other than "for cause" and other than due to the occurrence of any of the events referred to in Section 6 hereof, then Employee shall have six months from such date during which to exercise such vested options.

         (b) Subject to the provisions of Section 13 hereof, upon the termination of the Employment Period, Employee shall have the following periods during which to exercise all then vested stock options having a grant date after November 1, 1997:

                  (i) if Employee voluntarily resigns, Employee shall have 12 months from the date of resignation during which to exercise such vested options; and

                  (ii) if there is a termination other than "for cause" and other than due to the occurrence of any of the events referred to in Section 6 hereof, then Employee shall have twelve months from the date of such termination during which to exercise such vested options.

           (c) Upon a termination of the Employment Period "for cause," all stock options held by the Employee shall terminate automatically upon the Effective Date of Termination.

           (d) Upon a termination of the Employment Period as a result of any of the events referred to in Section 6 hereof, the period of exercise of all or any portion of the Employee's then vested stock options shall be 12 months from the Effective Date of Disability or death.

Section 15.       LIMITATIONS ON PARACHUTE PAYMENTS.

         (a) In the event that the Employer undergoes a "Change in Ownership or Control" (as defined below), a portion of any "Contingent Compensation Payments" (as defined below) that the Employee would otherwise be entitled to receive shall be eliminated to the extent necessary to eliminate any "excess parachute payments" (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code")) for the Employee. For purposes of this Section 15, the Contingent Compensation Payments so eliminated shall be referred to as the "Eliminated Payments" and the aggregate amount (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or successor provision) of the Contingent Compensation

                  Payments so eliminated shall be referred to as the "Eliminated Amount." Notwithstanding the foregoing, no such reduction in payments shall occur if the excess of (A) 110% of the Eliminated Amount (computed without regard to this sentence) over (B) the aggregate present value (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-31, and Q/A-32 or successor provisions) of the amount of any additional taxes that would be incurred by the Employee if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments, and any withholding taxes) is greater than zero. For purpose of the preceding sentence, any federal or state income tax that would be attributable to the receipt of the Eliminated Payments shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law; provided, however, that if the Employee so notifies the Employer within 90 days following the timely filing of all relevant tax returns for the Employee for the year or other taxable period in which the Eliminated Payments would have been made, the Eliminated Payments shall be recomputed based upon all of the Employee's actual tax circumstances. If, as a result of such recomputation, there are no Eliminated Payments, the Employee shall become entitled to receive Contingent Compensation Payments previously treated as Eliminated Payments within ten days of the delivery of the aforementioned notice together with interest thereon computed at the prime rate announced from time to time by the Wall Street Journal compounded monthly from the date that such payments originally would have been made.

         (b) For purposes of this Section 15, the following terms shall have the meaning given them in this subsection (b):

                  (i) "Change in Ownership or Control" shall mean a change in the ownership or effective control of the Employer or in the ownership of a substantial portion of the assets of the Employer determined in accordance with
                           Section 280G(b)(2) of the Code.

                  (ii) "Contingent Compensation Payment" shall mean any payment (or benefit) in the nature of compensation that is made or supplied to a "disqualified individual" (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of
                           Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Employer.

           (c) The amount of any payments or other benefits otherwise due to the Employee following a Change in Ownership or Control that could reasonably be characterized as Contingent Compensation Payments (as determined by the Employer) shall not be made until 30 days after the date on which they would otherwise have been due (the "Extended Due Date"). Within 15 days of the date on which such payments or benefits would have originally been due, the Employer shall determine and notify the

                  Employee (with reasonable detail regarding the basis for its conclusions) (i) whether some or all of such payments and benefits constitute Contingent Compensation Payments and (ii) the amount of any Eliminated Amount. On or prior to the Extended Due Date, the Employee shall notify the Employer either (A) that he agrees with the Employer's determination pursuant to the preceding sentence, in which case he shall indicate, if applicable, the Contingent Compensation Payments that will be treated as Eliminated Payments or (B) that he disagrees with such determination, in which case he shall indicate those payments that should be characterized as Contingent Compensation Payments, the amount of any Eliminated Amount and, if applicable, the Contingent Compensation Payments that will be treated as Eliminated Payments. The amount and characterization of any item in the notice from the Employee shall be final; provided, however, that in the event that the Employee fails to notify the Employer pursuant to the preceding sentence on or before the Extended Due Date, the Employer's initial determination shall be final and the Contingent Compensation Payments that will be treated as Eliminated Payments shall be determined by the Employer in its absolute discretion. In no event shall the Employer be liable to the Employee as a result of any factual or legal determination made by it pursuant to this subsection (c) or for any information supplied by it to the Employee or his advisors.

         (d) The provisions of this Section 15 are intended to apply to any and all payments or benefits available to the Employee under this Agreement.

Section 16.       LEGAL EXPENSES.

         The Employer shall reimburse the Employee for any reasonable legal expenses incurred by the Employee in connection with the preparation and negotiation of this Agreement and any amendments hereto.

Section 17.       ENTIRE AGREEMENT.

         (a) CHANGE, MODIFICATION, WAIVER. No change or modification of this Agreement shall be valid unless it is in writing and signed by each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. The failure of a party to insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future.

          (b) INTEGRATION OF ALL AGREEMENTS. This Agreement, together with the Prior Agreements, constitutes the entire Agreement between the parties and is intended to be an integration of all agreements between the parties with respect to Employee's service with Employer. Subject to Section 13(b) hereof, any and all prior agreements between Employee and Employer with respect to the subject matter hereof (other than the Prior Agreements) are hereby revoked.

         (c) SEVERABILITY OF PROVISIONS. If for any reason any provision of this Agreement should be declared void or invalid, such declaration shall not affect the validity of the rest of this Agreement, which shall remain in force as if executed with the void or invalid provision eliminated. Each of the Prior Agreements shall survive any termination of this Agreement in accordance with its terms.

Section 18.       BINDING EFFECT.

         This Agreement shall be binding upon all parties hereto and their heirs, successors and assigns. This Agreement shall be binding upon any successor entity to Employer, including without limitation any successor by merger, consolidation or sale of assets, and shall be assignable by the Employer to any entity controlled by or under common control with the Employer.

Section 19.       GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts, without regard to conflicts of laws principles.

Section 20.       MISCELLANEOUS.

         (a) FORM. As employed in this Agreement, the singular form shall include, if appropriate, the plural.

         (b) HEADINGS. The headings employed in this Agreement are solely for the convenience and reference of the parties and are not intended to be descriptive of the entire contents of any paragraph and shall not limit or otherwise affect any of terms, provisions or construction thereof.

         (c) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                  [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

                                       EMPLOYER:

                                       RSA SECURITY INC.



                                       /s/ Joseph B. Lassiter, III
                                       -----------------------------------------
                                       Joseph B. Lassiter, III
                                       Director and Chairman of the
                                       Compensation Committee of the
                                       Board of Directors


                                       EMPLOYEE:



                                       /s/ Charles R. Stuckey, Jr.
                                       -----------------------------------------
                                       Charles R. Stuckey, Jr.

                                 Attachment "A"
                                RSAS CONFIDENTIAL
                             2000 COMPENSATION PLAN

     C. STUCKEY

I.   SALARY                                                  $318,000

II.  BONUS**                                                THRESHOLD               PLAN           STRETCH
                                                            ---------               ----           -------

     TARGET REVENUE (in 000's)                                  $261M              $268M             $280M
                                                                -----              -----
A)   REVENUE                                60%              $114,480           $143,100          $171,720
                                                             --------           --------          --------

     TARGET EPS***                                               0.85               0.89              >.90
                                                                 ----               ----              ----
B)   EARNINGS PER SHARE***                  40%               $76,320            $95,400          $114,480
                                                              -------            -------          --------

     TOTAL BONUS                                             $190,800           $238,500          $286,200

     % OF BASE SALARY                                          60.00%             75.00%            90.00%


*   All bonus paid after year end audit
** Bonus paid linearly to the Plan - no bonus payment if threshold is not reached
*** On an operating basis only - including interest income - excluding one time gains and losses and operations of RSA Capital.


                                Payout as a % of
                                  Target Bonus

THRESHOLD                             80%
PLAN                                 100%
STRETCH GOAL                         120%

Stretch Goal is $280M in revenue and >90 cents EPS (including additional bonus) No additional bonus between Plan and Stretch

Bonus will be prorated after 120%